Exhibit: 4.3

Execution version

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment"), dated January 31, 2019, is entered into by and among Dex Media, Inc., a Delaware corporation ("Borrower"), Dex Media Holdings, Inc., a Delaware corporation ("Parent"), Wells Fargo Bank, National Association ("Wells Fargo"), as administrative agent for each Secured Party (in such capacity, together with its successors and assigns in such capacity, "Administrative Agent"), and the Lenders party hereto.

RECITALS

Borrower, Parent, Administrative Agent and the Lenders from time to time party thereto are parties to a certain Amended and Restated Credit Agreement, dated as of June 30, 2017 (as may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

Borrower has requested that certain amendments be made to the Credit Agreement, which Administrative Agent and Lenders party hereto (collectively constituting the Required Lenders as defined in the Credit Agreement) are willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           Amendments to Credit Agreement. As of the date hereof, the Credit Agreement is amended as follows:

1.1.       Schedule 1.1. Schedule 1.1 of the Credit Agreement is amended by the addition, in alphabetical order, or the amendment and restatement, as applicable, of the following definitions to read in their entirety as follows:

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Available Amount" means, at any time (the "Reference Date") an amount, which shall not be less than $0, equal to:

(a)         the sum of (in each case, without duplication):

(i)         an amount equal to the sum of (x) the remaining proceeds of the First Installment Loans (as such term is defined in the Term Loan Credit Agreement as in effect on the First Amendment Effective Date) (immediately after giving effect to the "Closing Date" defined in the Term Loan Credit Agreement (the "Term Loan Closing Date") and the fees and expenses associated therewith) that are not applied for any purpose, other than to reduce amounts outstanding under this Agreement, to fund Permitted Acquisitions or as utilizations of the Available Amount described in clause (b) below (such proceeds, the "First Installment Excess Proceeds"), (y) the proceeds of the Second Installment Loans (as such term is defined in the Term Loan Credit Agreement as in effect on the First Amendment Effective Date) (immediately after giving effect to the Second Installment Date (as such term is defined in the Term Loan Credit Agreement as in effect on the First Amendment Effective Date) and the fees and expenses associated therewith) that are not applied for any purpose, other than to reduce amounts outstanding under this Agreement, to fund Permitted Acquisitions pursuant to Section 6.9 or as utilizations of the Available Amount described in clause (b) below (such proceeds, the "Second Installment Excess Proceeds") and (z) the amount by which commitments under a credit agreement that refinances this Agreement, less fees and expenses associated with such refinancing, exceed Si46,408,582.73;

(ii)      the cumulative portion of Borrower's Excess Cash Flow Amount (as such term is defined in the Term Loan Credit Agreement as in effect on the First Amendment Effective Date); plus

(iii)      the amount of any capital contributions (other than capital contributions constituting Cure Proceeds (as such term is defined in the Term Loan Credit Agreement as in effect on the First Amendment Effective Date) or any other capital contribution which is applied for any other purpose under this Agreement) received in cash or Permitted Investments by the Borrower (or by Holdings and contributed to the Borrower) after the Term Loan Closing Date (net of any costs and expenses paid by Holdings with respect thereto or other application of such amounts to increase the amount of any baskets under Section 6 or to finance a transaction permitted under Section 6) during the Available Amount Reference Period; minus

(b)         the sum of (in each case, without duplication):

(i)        the aggregate amount of any Restricted Payments made by Holdings pursuant to Section 6.7(a)(vi) after the Term Loan Closing Date and prior to such time; plus

(ii)       the aggregate amount of Permitted Investments described in clause (j) of the definition thereof after the Term Loan Closing Date and prior to such time; plus

(iii)       the aggregate amount of Discounted Voluntary Repurchases, based upon the actual amount of cash paid in connection therewith, made pursuant to Section 2.15 of the Term Loan Credit Agreement after the Term Loan Closing Date and prior to such time.

"Available Amount Conditions" means (a) immediately before and after giving effect to the applicable Available Amount Transaction, no Event of Default shall be continuing or would result therefrom and (b) solely with respect to any Available Amount Transaction made in reliance on clause (a)(ii) of the definition of "Available Amount," after giving effect to such Available Amount Transaction (including the incurrence of any Indebtedness in connection therewith), the Pro Forma Leverage Ratio (as such term is defined in the Term Loan Credit Agreement as in effect on the First Amendment Effective Date) is equal to or less than 1.50:1.00.

"Available Amount Reference Period" means, with respect to any Reference Date (as defined in the definition of Available Amount), the period commencing immediately after the Term Loan Closing Date and ending on such Reference Date.

"Available Amount Transaction" means, as applicable, an Investment made pursuant to Section 6.04(1) of the Term Loan Credit Agreement or any Restricted Payment pursuant to Section 6.08(a)(vi) of the Term Loan Credit Agreement, in each case, made in reliance on the Available Amount.

"Base Rate" means the greatest of (a) the Federal Funds Rate plus 1/2%, (b) the LIBOR Rate plus one (1) percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

"Cash Dominion Trigger Period" means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) (x) on or prior to June 30, 2020, Excess Availability is less than or equal to S30,000,000 or (y) on or after July 1, 2020, Excess Availability is less than or equal to the lesser of (A) $30,000,000 and (B) the lesser of (1) twelve and one-half percent (12.5%) of the Maximum Revolver Amount at such time and (2) twelve and one-half percent (12.5%) of the Borrowing Base at such time and (b) continuing until the date that during the previous ninety (90) consecutive days, (i) no Event of Default has existed and (ii) (x) on or prior to June 30, 2020, Excess Availability has been greater than S30,000,000 or (y) on or after July 1, 2020, Excess Availability has been greater than the lesser of (A) $30,000,000 and (B) the lesser of (1) twelve and one-half percent (12.5%) of the Maximum Revolver Amount at such time and (2) twelve and one-half percent (12.5%) of the Borrowing Base at such time; provided, however, that the Cash Dominion Trigger Period may not be cured as contemplated by clause (b) more than two (2) times in any fiscal year or five (5) times during the term of this Agreement; provided, further, up to two and one-half percent (2.50%) of suppressed Availability (that is, the amount by which the Borrowing Base exceeds the Maximum Revolving Amount) may be used in calculating Excess Availability for purposes of this definition.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus

(a)         without duplication and to the extent deducted in determining such. Consolidated Net Income, the sum of:

(i)          consolidated interest expense for such period,

(ii)         consolidated income tax expense for such period,

(iii)        all amounts attributable to depreciation and amortization for such period,

(iv)      (x) any non-recurring extraordinary charges for such period (provided, that (I) the aggregate amount of Net Extraordinary Charges added back to Consolidated EBITDA pursuant to this clause (a)(iv)(x), plus (II) the aggregate amount added back to Consolidated EBITDA pursuant to clause (a)(v) below plus (III) the aggregate amount added back to Consolidated EBITDA pursuant to the third-to-last sentence below shall not exceed 12.5% of Consolidated EBITDA for such period) and (y) any non-cash charges for such period (including in respect of equity compensation of employees),

(v)        non-recurring business optimization expenses and other restructuring charges, including expenses incurred in connection with inventory optimization programs, office or facility closure, relocation, headcount savings, product margin and integration savings, office or facility consolidations and openings, retention, severance, systems establishment costs, contract termination costs and reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses (provided, that (I) the aggregate amount added back to Consolidated EBITDA pursuant to this clause (a)(v), plus (II) the aggregate amount of Net Extraordinary Charges added back to Consolidated EBITDA pursuant to clause (a)(iv)(x) above, plus (III) the aggregate amount added back to Consolidated EBITDA pursuant to the third-to-last sentence below shall not exceed 12.5% of Consolidated EBITDA for such period),

(vi)       payments of customary investment and commercial banking fees and expenses in connection with transactions permitted by this Agreement,

(vii)      cash premiums, penalties or other payments payable in connection with the early extinguishment or repurchase of Indebtedness, and

(viii)      Specified Charges for such period, and

minus

(b)         without duplication and to the extent included in determining such Consolidated Net Income,

(i)          consolidated interest income for such period,

(ii)        any extraordinary gains and non-cash gains (including, without limitation, any gain arising from the retirement of Indebtedness) for such period, all determined on a consolidated basis in accordance with GAAP and

(iii)        cash rental and other cash payments made for such period pursuant to the Tucker Lease.

For purposes of calculating Consolidated EBITDA as of any date, if the Borrower or any consolidated Subsidiary has (i) made any Permitted Acquisition, (ii) consummated any sale, transfer, lease, license, sublicense or other disposition outside of the ordinary course of business of a Subsidiary or of assets constituting a business unit, in each case as permitted by Section 6.4, or (iii) effected or commenced any restructuring of the business of Parent or any of its Subsidiaries that is expected to have a continuing impact that is factually supportable, including cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments Parent determines are reasonable and are reasonably expected to be realized within 12 months thereof as set forth in a certificate of a Financial Officer of Parent, in each case, during the period of four consecutive fiscal quarters (a "Reference Period") most recently ended on or prior to such date (or since the end of the Reference Period and prior to the date of determination), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto, as if such transaction (and any related incurrence, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of such Reference Period; provided, that (1) the adjustments made to Consolidated EBITDA pursuant to this sentence plus (II) the aggregate amount of Net Extraordinary Charges added back to Consolidated EBITDA pursuant to clause (a)(iv)(x) above, plus (III) the aggregate amount added back to Consolidated EBITDA pursuant to clause (a)(v) above shall not exceed 12.5% of Consolidated EBITDA for any period and shall be without duplication of any other increase to Consolidated EBITDA pursuant to any other the provisions of the definition thereof The calculation of Consolidated EBITDA shall exclude any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP. Notwithstanding anything to the contrary contained in this definition, for the purpose of determining Consolidated EBITDA under this Agreement for any period that includes the fiscal quarters ending March 31, 2018, June 30, 2018 or September 30, 2018, Consolidated EBITDA for such fiscal quarters shall be the respective amounts set forth in the row titled "Consolidated EBITDA" under the heading "Q1'18", "Q2'18" and "Q3'18", respectively, in Annex I attached to the Term Loan Credit Agreement ("Deemed EBITDA"); provided that any adjustments set forth in the definition of Consolidated EBITDA, and "Consolidated Net Income" in respect of any period during which Deemed EBITDA is being used, shall not be duplicative of amounts already included in Deemed EBITDA.

"Daily Three Month LIBOR" means, for any day the rate per annum for United States dollar deposits determined by Administrative Agent for the purpose of calculating the effective interest rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans (and, if such rate is below zero, the Daily Three Month LIBOR shall be deemed to be zero) as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Agent may designate from time to time) which determination shall be made by Administrative Agent and shall be conclusive in the absence of manifest error. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate will become effective each Business Day that Administrative Agent determines that Daily Three Month LIBOR has changed.

"Discounted Voluntary Repurchase" shall have the meaning specified therefor in the Term Loan Credit Agreement as in effect on the First Amendment Effective Date.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the obligation of such Loan Party in respect of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason not to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time the Guarantee of such Loan Party becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

"First Amendment Effective Date" means January 31, 2019.

"Intercreditor Agreement" means that certain Amended and Restated Intercreditor Agreement, dated as of June 30, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) between the Administrative Agent and the Term Loan Agent.

"Material Indebtedness" means Indebtedness (other than the Loans but including, for the avoidance of doubt, Guarantees) of any one or more of Parent and its Subsidiaries, in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of Parent or any of its Subsidiaries in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

"Maturity Date" means the earlier of (a) December 31, 2023 or (b) ninety-one (91) days prior to the stated maturity date of the Term Loan.

"Maximum Revolver Amount" means, unless decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c), the following amounts during the periods indicated:

Period	Maximum Revolver Amount
First Amendment Effective Date through December 31, 2019	$225,000,000
January 1, 2020 through June 30, 2020	$200,000,000
July 1, 2020 through December 31, 2020	$175,000,000
January 1, 2021 through June 30, 2021	$150,000,000
July 1, 2021 through December 31, 2021	$125,000,000
January 1, 2022 and thereafter	$100,000,000

"Net Extraordinary Charges" means, for any determination period, an amount (which shall not be less than zero) equal to (x) the amount of non-recurring extraordinary charges for such period, minus (y) the amount of any extraordinary gains deducted from Consolidated EBITDA for such period pursuant to clause (b)(ii) of the definition thereof.

"Payment Conditions" means, with respect to any transaction or payment, the following:

(a)         as of the date of any such transaction or payment, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(b)         as of the date of any such transaction or payment, on a pro forma basis after giving effect thereto, Excess Availability shall be greater than or equal to S3

(c)        for the thirty (30) day period immediately preceding such transaction or payment, average Excess Availability shall be greater than or equal to S30,000,000,

(d)        as of the date of any such transaction or payment and after giving effect thereto, Parent's Fixed Charge Coverage Ratio, calculated for the preceding trailing twelve month period ending closest to the date on which the transaction or payment shall have been consummated, determined on a pro forma basis as if such transaction or payment had been consummated during or at the end of such period, shall not be less than 1.0 to 1.00.

(e)       as of the date of any such transaction or payment and after giving effect thereto, Parent and its Subsidiaries on a consolidated basis shall be Solvent and Administrative Agent shall have received a customary officer's certificate with respect thereto, and

(f)       Administrative Agent shall have received a certificate of a Financial Officer, certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

"Permitted Holder" means, collectively, Mudrick Capital Management L.P. and its Affiliates, and any investment funds or managed accounts which are managed by Mudrick Capital Management L.P. and/or its Affiliates.

"Permitted Intercompany Advances" means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party or (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement; provided that all Indebtedness from a Loan Party to a Subsidiary that is not a Loan Party shall be limited to $10,000,000 at any time outstanding.

"Permitted Unsecured Indebtedness" means unsecured Indebtedness that (i) provides solely for interest to be payable in-kind and not in cash, (ii) has a maturity date that is 180 days or more after the scheduled maturity date of the Term Loan, (iii) has covenants and other terms which, taken as a whole, are no more restrictive to Parent and its Subsidiaries than the terms of this Agreement, taken as a whole (provided that such Indebtedness may have covenants and terms that are more restrictive in respect of the incurrence of additional unsecured Indebtedness), and (iv) does not require any payments of principal thereof until the Obligations and the Term Loans have been paid in full.

"Real Property Collateral" means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by any Loan Party or one of its Subsidiaries with a fair market value in excess of $5,000,000.

"Sanctioned Country" means a country or territory or a government of a country or territory that is a target of comprehensive, country-wide or territory-wide Sanctions, including a target of any such Sanctions administered and enforced by OFAC. For greater certainty, such countries and territories currently consist of Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine.

"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is otherwise a target of Sanctions, (c) any Person operating, organized under the law of or resident in a Sanctioned Country, or (d) any Person directly or indirectly majority owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

"Specified Charges" means (a) out-of-pocket cash costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by Parent, any Borrower or any of their respective Subsidiaries and incurred in connection with this Agreement and (b) out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Administrative Agent and the Lenders and reimbursed by Parent, any Borrower or any of their respective Subsidiaries (without, including without limitation, the fees and expenses of the Administrative Agent) incurred in connection with this Agreement.

"Specified Disposition" means the sale or other disposition of the real property of Parent or its Subsidiaries located in Moraine, Ohio.

"Term Loan Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of December 31, 2018, by and among Dex Media, Parent, Term Loan Agent and Term Loan Lenders, as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated, refinanced or otherwise replaced in accordance with the terms of the Intercreditor Agreement.

"Tucker Lease" means, collectively, (a) that certain Sublease Agreement, dated as of January 1, 2013, between AT&T Services Inc., a Delaware corporation, as tenant, and YP Texas Region Yellow Pages LLC, a Delaware limited liability company, as subtenant, in respect of the real property located at 2245 Northlake Parkway, Tucker, Georgia and (b) that certain Sublease Agreement, dated as of January 1, 2013, between AT&T Services Inc., a Delaware corporation, as tenant, and YP Texas Region Yellow Pages LLC, a Delaware limited liability company, as subtenant, in respect of the real property located at 2247 Northlake Parkway, Tucker, Georgia.

1.2.        Change of Control. The definition of Change of Control, as set forth on Schedule 1.1 of the Credit Agreement, is amended to delete clause (e) in its entirety.

1.3.        Consolidated Net Income. The definition of Consolidated Net Income, as set forth on Schedule 1.1 of the Credit Agreement, is amended to include the following new sentence at the end thereof:

For purposes of this Agreement and the other Loan Documents, Consolidated Net Income will be determined consistent with past practice and without giving effect to Accounting Standards Update 2016-2. Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies.

1.4.        Indebtedness. The definition of Indebtedness, as set forth on Schedule 1.1 of the Credit Agreement, is amended to include the following new sentence at the end thereof:

Notwithstanding anything to the contrary, in no event shall the obligations (including rental payments) under the Tucker Lease be deemed to be Indebtedness.

1.5.         Permitted Dispositions. The definition of Permitted Dispositions, set forth on Schedule 1.1 of the Credit Agreement, is amended by amending and restating clause (d) and the final proviso at the end of such definition, and by the addition of new clause (n) to read in their entirety as follows:

(d)        sales, transfers and other dispositions of assets (other than ABL Priority Collateral and Equity Interests in a Subsidiary) to bona fide third parties that are not Affiliates of Parent and that are not permitted by any other clause of this Section; provided, that the aggregate cumulative fair market value of all assets sold, transferred or otherwise disposed of after the Term Loan Closing Date in reliance upon this clause (d) shall not exceed $20,000,000; provided further that at least 75% of the consideration for such disposition shall consist of cash or Permitted Investments;

(n)       the Specified Disposition; provided that at the time of such Specified Disposition and after giving effect thereto, no Default or Event of Default shall have occurred and continuing or would result therefrom;

provided, that (x) all sales, transfers, leases, licenses, sublicenses and other dispositions permitted hereby (other than pursuant to clauses (a)(y), (a)(z), (b), (e), (f) and (g) above) shall be made for at least 75% cash consideration or, in the case of Permitted Investments or sale and leaseback transactions, 100% cash consideration, and (y) all sales, transfers, leases and other dispositions permitted by clauses (a)(x), (d), (e) and (n) above shall be made for fair value.

1.6.        Permitted Indebtedness. The definition of Permitted Indebtedness, set forth on Schedule 1.1 of the Credit Agreement, is amended by amending and restating clauses (h), (i), (1) and (o) and by the addition of new clause (p) to read in their entirety as follows:

(h)        Indebtedness under the Term Loan Credit Agreement in an aggregate principal amount not to exceed the Term Loan Cap and any refinancings, renewals, substitutions or extensions of all of such Indebtedness; provided, however, that (i) the interest rate applicable thereto shall be a market interest rate, (ii) the scheduled maturity date for such Indebtedness is on or after the Maturity Date, (iii) such Indebtedness has an equal or longer weighted average life to maturity than the Term Loan as of the Closing Date, (iv) after giving effect to any such refinancing, renewal, substitution or extension, the amount of such Indebtedness is not greater than the amount of Term Loan Cap plus accrued but unpaid interest with respect to the Term Loan and the amount of any fees, premiums or expenses incurred in connection therewith, (v) such Indebtedness does not have terms and conditions that would result in a material increase with respect to mandatory prepayments from the terms and conditions of the Term Loan Credit Agreement as of the First Amendment Effective Date and (vi) the Liens on the ABL Priority Collateral securing any such obligations shall remain subordinate to the Liens on the ABL Priority Collateral securing the Obligations subject to the Intercreditor Agreement or intercreditor arrangements on substantially the same terms and conditions as in effect immediately prior to such refinancing, renewal, substitution or extension;

(i)       Indebtedness in an amount not to exceed $15,000,000 at any time outstanding of the Borrowers or any Subsidiary required in connection with cash management services and arrangements (other than pursuant to the Loan Documents);

(l)         contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earn-out or similar obligation of any Loan Party or its Subsidiaries that are subordinated to the Obligations on terms satisfactory to the Administrative Agent incurred in connection with the consummation of one or more Permitted Acquisitions;

(o)        any other Indebtedness incurred by any Loan Party or any of their Subsidiaries in an aggregate outstanding amount not to exceed S20,000,000 at any one time; and

(p)         Permitted Unsecured Indebtedness in an aggregate principal amount not to exceed S500,000,000 at any time outstanding.

1.7.        Permitted Investments. The definition of Permitted Investments, set forth on Schedule 1.1 of the Credit Agreement, is amended by amending and restating clause (j) to read in its entirety as follows:

(j)       Investments that do not exceed the Available Amount at the time of such Investments and with respect to which Investments the Available Amount Conditions have been satisfied;

1.8.        Permitted Liens. The definition of Permitted Liens, set forth on Schedule 1.1 of the Credit Agreement, is amended by amending and restating clause (b) to read in its entirety as follows:

(b)        Liens on the Collateral securing Indebtedness under the Term Loan Documents provided that such Liens are subject at all times to the Intercreditor Agreement;

1.9.       Refinancing Indebtedness. The definition of Refinancing Indebtedness set forth on Schedule 1.1 of the Credit Agreement is amended by adding the following new sentence at the end thereof:

Notwithstanding anything herein to the contrary, any refinancing, renewal, substitution or extension of the Term Loans permitted pursuant to clause (h) of the definition of "Permitted Indebtedness" shall be deemed to constitute "Refinancing Indebtedness" for all purposes of this Agreement and the other Loan Documents.

1.10.      Specified Tax Accounting Expenses. The definition of Specified Tax Accounting Expenses set forth on Schedule 1.1 of the Credit Agreement is hereby deleted in its entirety.

1.11.      Term Loan Payment Conditions. The definition of Term Loan Payment Conditions set forth on Schedule 1.1 of the Credit Agreement is amended by amending and restating the introductory paragraph to read in its entirety as follows:

"Term Loan Payment Conditions" means, with respect to any optional prepayment of the Term Loan pursuant to Section 2.06(a) of the Term Loan Credit Agreement, any mandatory prepayment of the Term Loan pursuant to Section 2.06(c) of the Term Loan Credit Agreement or any Discounted Voluntary Repurchase under the Term Loan pursuant to Section 2.15 of the Term Loan Credit Agreement, the following:

1.12.      Section 2.6(d). Section 2.6(d) of the Credit Agreement is amended and restated in its entirety to read as follows:

(d)         Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each quarter; provided, that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each quarter; provided, that if an Event of Default has occurred and is continuing, such Letter of Credit Fees shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all documented costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable within three (3) days after the date on which demand is made, along with reasonable documentation supporting such costs and expenses (it being acknowledged and agreed that in the event that any such amounts are not paid within such three (3) day period, Borrowers hereby authorize Administrative Agent to immediately, without notice, charge such amounts to the Loan Account). Notwithstanding anything to the contrary set forth in this Agreement, Borrowers hereby authorize Administrative Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), all interest accrued during the prior quarter (or if an Event of Default has occurred and is continuing, during the prior month) on the Revolving Loans hereunder, (B) on the first Business Day of each quarter (or, if an Event of Default has occurred and is continuing, on the first Business Day of each month), all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter (or, if an Event of Default has occurred and is continuing, during the prior month), (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), the Unused Line Fee accrued during the prior quarter (or if an Event of Default has occurred and is continuing, during the prior month) pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) all other Lender Group Expenses as provided in clause (d)(ii) above, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder and shall constitute Obligations hereunder accruing interest at the rate then applicable to LIBOR Rate Loans. For the purposes of this Section 2.6(d), if any circumstance or occurrence constitutes an Event of Default as defined in Sections 8.2, 8.7, 8.8, 8.9, 8.10 or 8.11 hereof, obligations shall continue to be due quarterly, and not be due monthly, until a Loan Party has knowledge of, or has received written notice of, such Event of Default.

1.13.       Section 2.12. Section 2.12 of the Credit Agreement is amended and restated in its entirety to read as follows:

2.12       Special Provisions Applicable to LIBOR Rate.

(a)        The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring after the date hereof, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(b)        In the event that (i) any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans with interest based on the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates based on the LIBOR Rate, or (ii) any Lender determines that the interest rate hereunder based on the LIBOR Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding any Loans based upon the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrowers and Administrative Agent shall transmit such notice to the other Lenders (y) such Loans shall thereafter bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin, and (z) interest based on Daily Three Month LIBOR shall not be available until Lender determines that it is again available.

(c)        No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

(d)         If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b) above have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate will no longer be used for determining interest rates for loans (either such date, a "LIBOR Termination Date"), then the Administrative Agent and Borrowers shall endeavor (acting reasonably) to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans of the type in the United States at such time. The Administrative Agent and Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 14.1, such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment. Until an amendment reflecting an alternate rate in accordance with this clause (d) is effective, each Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans shall automatically be converted to Base Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented. Notwithstanding anything to the contrary contained herein, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.14.       Section 2.13(d). Section 2.13(d) of the Credit Agreement is amended and restated in its entirety to read as follows:

(d)         [reserved].

1.15.       Section 4.18. Section 4.18 of the Credit Agreement is amended and restated in its entirety to read as follows:

4.18       OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person, (b) has any assets located in any Sanctioned Country, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

1.16.       Section 5.11. Section 5.11 of the Credit Agreement is amended and restated in its entirety to read as follows:

5.11      Formation of Subsidiaries. Subject to the Intercreditor Agreement, each Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within fifteen (15) Business Days (or, with respect to any real property documents or actions, sixty (60) days) of such formation or acquisition or such later date as permitted by Co-Collateral Agents in their sole discretion) (a) cause such new Subsidiary to provide to Co-Collateral Agents a joinder to the Guaranty and Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than S5,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Co-Collateral Agents (including being sufficient to grant Administrative Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Co-Collateral Agents with respect to any Subsidiary of Parent or any Borrower that is a Foreign Subsidiary, (b) provide, or cause the applicable Loan Party to provide, to Co-Collateral Agents a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Co-Collateral Agents; provided, that only 65% of the total outstanding voting Equity Interests of any Foreign Subsidiary shall be required to be pledged, and (c) provide to Administrative Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Co-Collateral Agents, which, in their opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

1.17.       Section 5.12. Section 5.12 of the Credit Agreement is amended and restated in its entirety to read as follows:

5.12      Further Assurances. Each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Administrative Agent or Co-Collateral Agents, execute or deliver to Administrative Agent and Co-Collateral Agents any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Administrative Agent or Co-Collateral Agents may reasonably request in form and substance reasonably satisfactory to Co-Collateral Agents, to create, perfect, and continue perfection of Agent's Liens in all of the assets of Parent, each Borrower and their Subsidiaries of the type that constitute Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Administrative Agent in any Real Property acquired by any Borrower or any other Loan Party with a fair market value in excess of S5,000,000; provided that the foregoing shall not apply to, or to the equity interests of, any Subsidiary of Parent or a Borrower that is a Foreign Subsidiary. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Administrative Agent or Co-Collateral Agents may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Parent, each Borrower and its Subsidiaries of a type that constitute Collateral.

1.18.       Section 5.15. Section 5 of the Credit Agreement is amended by the addition of new Section 5.15 to read in its entirety as follows:

5.15      OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

1.19.       Section 6.4. Section 6.4(b)(ii) of the Credit Agreement is amended and restated in its entirety to read as follows:

(ii)        sale and leaseback transactions with respect to real property or equipment having a fair market value in the aggregate not to exceed S25,000,000.

1.20.     Section 6.6(a)(i) and (ii). Section 6.6(a) of the Credit Agreement is hereby amended by amending and restating clauses (i) and (ii) thereof in their entirety to read as follows:

(i)       optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent, any Borrower or its Subsidiaries (it being understood and agreed that no mandatory prepayment of the Term Loan pursuant to Section 2.06 of the Term Loan Credit Agreement (other than Section 2.06(a) thereof) shall be restricted under this Section 6.6(a)(i)), other than (A) the Obligations in accordance with this Agreement, (B) Indebtedness under Hedge Agreements, (C) Permitted Intercompany Advances, (D) any optional prepayment of the Term Loan pursuant to Section 2.06(a) of the Term Loan Credit Agreement, so long as, after giving effect to such prepayment, each of the Term Loan Payment Conditions is satisfied, (E) {reserved] and (F) any Discounted Voluntary Repurchase of the Term Loan pursuant to Section 2.15 of the Term Loan Credit Agreement, so long as, after giving effect to such repurchase, each of the Term Loan Payment Conditions is satisfied, or

(ii)       make any mandatory prepayment of principal of the Term Loan pursuant to Section 2.06(c) of the Term Loan Credit Agreement (or any excess cash flow mandatory prepayment in any replacement or refinancing thereof), except to the extent that, in each case, after giving effect to such payment, each of the Term Loan Payment Conditions is satisfied,

1.21.       Section 6.6(b)(ii). Section 6.6(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii)        except to the extent permitted by the Intercreditor Agreement, any Term Loan Document; provided that notwithstanding the foregoing, in no event shall the Term Loan Documents be amended, modified or otherwise changed after the First Amendment Effective Date to (x) shorten final stated maturity date of the Indebtedness under the Term Loan Documents to a date prior to the Maturity Date, (y) shorten the weighted average life to maturity of the Indebtedness under the Term Loan Documents to a weighted average life to maturity that is shorter than the Term Loan as in effect on the Closing Date, or (z) make materially more restrictive the terms and conditions of the Term Loan Documents regarding mandatory prepayments based upon the Excess Cash Flow (as defined in the Term Loan Credit Agreement);

1.22.      Section 6.7(a). Section 6.7(a) of the Credit Agreement to delete the word "and" at the end of clause (iv), to delete the period at the end of clause (v) and replace it with a comma and by the addition of new clause (vi) to read in its entirety as follows:

(vi)        Restricted Payments in an aggregate amount not to exceed the Available Amount at the time of such Restricted Payment and with respect to which Restricted Payments (A) the Available Amount Conditions have been satisfied and (B) solely in the case of any Restricted Payment made in reliance on clauses (a)(ii) and (a)(iii) of the definition of "Available Amount", after giving effect to such Available Amount Transaction, the Payment Conditions are satisfied.

1.23.      Section 6.10. Section 6.10 of the Credit Agreement is hereby amended to delete the reference therein to "as in effect on the Closing Date".

1.24.       Section 6.11. Section 6.11 of the Credit Agreement is amended and restated in its entirety to read as follows:

6.11       Use of Proceeds. Each Borrower will not, and will not permit any of its Subsidiaries or Parent to, use the proceeds of any Revolving Loan or other extension of credit made hereunder (a) for any purpose other than to provide for the ongoing general corporate and working capital needs of Borrowers (provided that (i) for the avoidance of doubt, the proceeds of the Revolving Loans or other extensions of credit made hereunder may be used to finance the Tender Offer subject to the limits set forth in Section 6.7(a)(iv), finance other Restricted Payments subject to limits set forth in Section 6.7, finance Investments subject to the limits set forth in Section 6.9, prepay the Term Loan and/or make Discounted Voluntary Repurchases of the Term Loan, (ii) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (iii) except as permitted by applicable Sanctions, no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Country or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Country or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Country or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (iv) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.) or (b) in violation of any restriction contained in the Term Loan Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including Section 6.16 thereof).

1.25.       Section 7(b). Section 7(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

(b)         Excess Availability. Borrowers will have Excess Availability of at least $14,000,000 at all times.

1.26.      Section 8.6. Clause (a) of Section 8.6 of the Credit Agreement is hereby amended by deleting the words "Indebtedness involving obligations of the Loan Parties of $25,000,000 or more" and replacing them with the words "Material Indebtedness".

1.27.       Section 8.9. Section 8.9(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

(b)        with respect to Collateral other than ABL Priority Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $5,000,000

1.28.      Section 14.2. Section 14.2 of the Credit Agreement is hereby amended by adding the following new parenthetical after the words "Required Lenders":

(without giving effect to clause (ii) in the proviso set forth in the definition thereof)

1.29.       Section 17.9(c). Section 17.9(c) of the Credit Agreement is amended and restated in its entirety to read as follows:

(c)       Each Loan Party agrees that Administrative Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") available to the Lenders by posting the Borrower Materials on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the "Platform"). The Platform is provided "as is" and "as available." Administrative Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent in connection with the Borrower Materials or the Platform. In no event shall Administrative Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or Administrative Agent's transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person's gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).

1.30.       Section 17.11. Section 17.11 of the Credit Agreement is amended and restated in its entirety to read as follows:

17.11    Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Administrative Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Administrative Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

1.31.       Schedule 5.1. Clauses (c), (e) and (k) on Schedule 5.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

(c)         a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in Stockholders' Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification (other than as a result of (i) current debt maturity or (ii) any actual or potential inability to satisfy any financial covenant on a future date or in a future period) or qualification as to the scope of such audit (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants; provided that if Parent switches from one independent public accounting firm to another, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated or consolidating financial statements that relate to any fiscal year prior to its retention which, for the avoidance of doubt, shall have been the subject of an audit report of the previous accounting firm meeting the criteria set forth above) and a "Management's Discussion and Analysis of Financial Condition and Results of Operations" with respect to such financial statements, certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting, in all material respects, the financial condition, results of operations, Stockholders' Equity and cash flows of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, that detailed income statement and balance sheet information reflecting the elimination of Parent's adoption of fresh start accounting in accordance with GAAP upon effectiveness of the Reorganization Plan shall be included in Management's Discussion and Analysis of Financial Condition and Results of Operations, in the case of the financial statements delivered pursuant to this clause (c),

(e)         a compliance certificate of a Financial Officer of Parent (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7, (iii) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date that has had an effect on the financial statements accompanying such certificate and specifying any such change and the related effect, (iv) identifying any Subsidiary of the Loan Parties formed or acquired since the end of the previous fiscal quarter, (v) identifying any parcels of real property or improvements thereto with a value exceeding $5,000,000 that have been acquired by the Loan Parties since the end of the previous fiscal quarter, (vi) identifying any changes of the type described in Section 7(1) of the Guaranty and Security Agreement that have not been previously reported by Parent, (vii) identifying any Permitted Acquisition or other acquisitions of going concerns that have been consummated since the end of the previous fiscal quarter, including the date on which each such acquisition or Investment was consummated and the consideration therefor, (viii) identifying any Intellectual Property (as defined in the Guaranty and Security Agreement) with respect to which a notice is required to be delivered under Section 7(g) of the Guaranty and Security Agreement and has not been previously delivered, (ix) identifying any "Prepayment Events" (as such term is defined in the Term Loan Credit Agreement) that have occurred since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the "Net Proceeds" (as such term is defined in the Term Loan Credit Agreement) received from any such Prepayment Events, (x) identifying any change in the locations at which equipment and inventory, in each case with a value in excess of $5,000,000, are located, if not owned by the Loan Parties, and (xi) attaching a schedule setting forth a computation (and any utilization by Parent) of "Excess Cash Flow" (as such term is defined in the Term Loan Credit Agreement), "Borrower's Excess Cash Flow Amount" (as such term is defined in the Term Loan Credit Agreement) for the relevant fiscal quarter and the current cumulative amount, as of the end of the period covered by such financial statements,

(k)         copies of any material notices that any Loan Party delivers to or receives from a counterparty under the Term Loan Documents (including, without limitation, any notice that a Default (as defined therein) has occurred),

1.32.       Schedule C-1. Schedule C-1 of the Credit Agreement is amended and restated by Schedule C-1 attached to this Amendment.

1.33.       Schedule R-1. Schedule R-1 of the Credit Agreement is amended and restated by Schedule R-1 attached to this Amendment.

1.34.       Exhibit C. Exhibit C of the Credit Agreement is hereby amended by (i) deleting each reference to "Term Loan Agreement" in Section 5 and replacing it with the words "Term Loan Credit Agreement" and (ii) amending and restating Section 6 in its entirety to read as follows:

6.          Attached as Schedule 5 is a computation of "Borrower's Excess Cash Flow Amount" (as such term is defined in the Term Loan Credit Agreement), as of the end of the period covered by the financial statements attached as Schedule 1 hereto.

2.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3.            Conditions Precedent. This Amendment shall be effective when Administrative Agent shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Administrative Agent (such date, the "First Amendment Effective Date"):

(a)         Separate promissory notes, payable to the order of each Lender, in an amount equal to such Lender's Revolver Commitment.

(b)         A fee letter, dated as of the First Amendment Effective Date (the "First Amendment Fee Letter").

(c)         Borrower shall have paid all fees required to be paid on the First Amendment Effective Date by the terms of the First Amendment Fee Letter.

(d)         Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents.

(e)        A certificate of an authorized officer of each Loan Party attaching (i) a copy of the resolutions or unanimous written consents adopted by the board of directors of such Loan Party, authorizing such Loan Party's execution, delivery and performance of this Amendment and Loan Documents entered into in connection with this Amendment to which it is a party, (ii) a copy of the articles of incorporation of each Loan Party, certified as a of a recent date by the relevant authority of the jurisdiction of incorporation of such Loan Party, (iii) a copy of the bylaws of each Loan Party, together with all applicable amendments and modifications thereto, certified by an authorized officer of each Loan Party as being in full force and effect as of such date, without any modification or amendment except as set forth therein and (iv) the signature and incumbency certificate of the persons identified on the certificate to be delivered, certifying that such persons are duly elected, qualified and acting officers of each Loan Party, holding the respective offices of such Loan Party set forth opposite their names, and certifying the signatures of such persons as set forth therein are the genuine signatures of such persons.

(f)       Evidence that, after giving effect to the transaction contemplated by this Amendment, Borrower shall have Excess Availability of not less than $30,000,000.

4.          Representations and Warranties. Each Loan Party hereby represents and warrants to Administrative Agent and Lenders as follows:

(a)      Such Loan Party has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by such Loan Party and constitute the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

(b)         The execution, delivery and performance by such Loan Party of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices or other actions that have been obtained and that are still in force and effect, (ii) violate any material provision of federal, state or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)       All of the representations and warranties contained in Section 4 of the Credit Agreement are correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

5.           References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

6.            No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Administrative Agent, whether or not known to Administrative Agent and whether or not existing on the date of this Amendment.

7.           Costs and Expenses. Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Administrative Agent on demand for all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent in connection with this Amendment, including, without limitation, all reasonable and documented out-of-pocket fees and disbursements of one firm of outside legal counsel, as and to the extent required pursuant to Section 2.6(d) of the Credit Agreement. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all reasonable and documented out-of-pocket fees and disbursements of Otterbourg, P.C. for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto as and to the extent required pursuant to Section 2.6(d) of the Credit Agreement.

8.           Counterparts. This A endment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which counterparts, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.

9.      Governing Law. THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

DEX MEDIA. INC.
a Delaware corporation

By:	/s/ Nicholas Haughey
Name:	Nicholas Haughey
Title:	Vice President of Finance

DEX MEDIA HOLDINGS. INC.
a Delaware corporation

By:	/s/ Nicholas Haughey
Name:	Nicholas Haughey
Title:.	Vice President of Finance

Signature page to First Amendment tc.) Amended srui Resisted Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association as Administrative Agent and as a Lender

By:	/s/ Cory R. Moore
Name:	Cory R. Moore
Title:	Authorized Signatory

Signature page to First Amendment to Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
a national banking association, as a Lender

By:	/s/ Rahum N. Williams
Name:	Rahum N. Williams
Title:	Vice President

Signature page to First Amendment to Amended and Restated Credit Agreement

CIT BANK, N.A.,
a national banking association, as a Lender

By:	/s/ Anthony Masci
Name:	Anthony Masci
Title:	Director

Signature page to First Amendment to Amended and Restated Credit Agreement

Schedule C-1

Commitments

Period	Weels Fargo Bank, National Association	PNC Bank, National Association	CIT Bank, N.A.	Revolver Commitment
First Amendment Effective Date through December 31, 2019	$92,250,000	$92,250,000	$40,500,000	$225,000,000
January 1, 2020 through June 30, 2020	$82,000,000	$82,000,000	$36,000,000	$200,000,000
July 1, 2020 through December 31, 2020	$71,750,000	$71,750,000	$31,500,000	$175,000,000
January 1, 2021 through June 30, 2021	$61,500,000	$61,500,000	$27,000,000	$150,000,000
July 1, 2021 through December 31, 2021	$51,250,000	$51,250,000	$22,500,000	$125,000,000
January 1, 2022 and thereafter	$41,000,000	$41,000,000	$18,000,000	$100,000,000

Schedule R-1 Real Property Collateral

Grantor Name	Description of Real Property
Dex Media, Inc.	1615 Bluff City Highway, Bristol, TN 37621
Dex Media, Inc.	Lot 2, according to the Survey of the Meadows Business Center First Sector, as recorded in Map Book 8, Page 115 A and B, in the Probate Office of Shelby County, Alabama
Dex Media, Inc.	Situated in the City of Moraine, County of Montgomery and State of Ohio and being Lots 3103 and 3104 of the consecutive numbers of the lots of the City of Moraine, Ohio